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                  DALTON, GREINER, HARTMAN, MAHER & CO., LLC

                                CODE OF ETHICS

                                  Year - 2006

   This Code of Ethics (the "Code") establishes rules of conduct for persons who are associated with Dalton, Greiner, Hartman, Maher & Co., LLC (the "Firm"). The Code governs their personal investment and other investment-related activities.

   The basic rule is very simple: put the client's interests first. Officers, Directors and employees owe a fiduciary duty to conduct their personal securities transactions in a manner which does not interfere with client portfolio transactions or otherwise take unfair advantage of their relationships with the Firm. Persons covered by the Code must adhere to these general principles as well as comply with the Code's specific provisions.

   Some of the rules are imposed specifically by law. For example, the laws that govern investment advisers specifically prohibit fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general concepts, of course, and over the years the courts, the regulators and investment advisers issued interpretations and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent the illegal activities described above and must follow procedures that will enable them to prevent such activities.

   This Code is intended to assist persons associated with the Firm in fulfilling their obligations under the law. The first part lays out who the Code applies to, the second part deals with personal investment activities, the third part deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

   The Code is very important to the Firm and persons associated with the Firm. Violations not only cause persons associated with the Firm embarrassment, loss of business, legal restrictions, fines and other punishments but for employees lead to demotion, suspension, firing, ejection from the securities business and very large fines.

I. Applicability

    (A)The Code applies to each of the following:

       1. The Firm.

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       2. Any officer or employee of the Firm or Affiliates of the Firm (as defined below) whose job regularly involves him or her in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for the Firm's clients and the utilization of information about investment recommendations, decisions and trades. Due to the manner in which the Firm and the Affiliates of the Firm conduct their business, every employee should assume that he is subject to the Code unless the Compliance Officer specifies otherwise.

       3. Any natural person who controls any of the Firm or Affiliates of the Firm, and who obtains information regarding the Firm's investment recommendations or decisions. However, a person whose control arises only as a result of his official position with such entity is excluded.

       4. Any officer, general partner or person performing a similar function for the Firm or Affiliates of the Firm even if he has no knowledge of and is not involved in the investment process.

       5. Non-interested directors will not have access to or means of access to non-public information about client transactions, portfolio holdings or the Firm's recommendations, without prior approval by the compliance officer.

    (B)Definitions

       1. Access Persons. The persons described in items (A)2 and (A)3 above.

       2. Access Person Account. Includes all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Person and/or one or more members of an Access Person's immediate family have a substantial proportionate economic interest. Immediate family includes an Access Person's spouse and minor children living with the Access Person. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of an account in which only one Access Person has an interest and 25% of the principal amount in the case of an account in which more than one Access Person has an interest, whichever is first applicable. Investment partnerships and similar indirect means of ownership are also included.

          As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons who have no affiliation with the Firm or Affiliates of the Firm and with respect to which no Access Person has, in the judgment of the Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts.

       3. Affiliates of the Firm. Any entity controlled by the Firm or under common control with the Firm.

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       4. Associate Portfolio Managers. Access Persons who are engaged in securities research and analysis for the Firm's clients or are responsible for investment recommendations for the Firm's clients but who are not particularly responsible for investment decisions with respect to any of the Firm's clients.

       5. Compliance Officer. The compliance officer of the Firm shall be an individual who is an employee of Dalton, Greiner, Hartman, Maher & Co., LLC At present, Kenneth Greiner has been appointed Compliance officer.

       6. Covered Persons. The Firm, the Access Persons and the persons described in item (A)4 above.

       7. Portfolio Managers. Access Persons who are principally responsible for investment decisions with respect to any of the Firm's clients.

       8. Security. Any financial instrument treated as a security for investment purposes and any related instrument such as futures, forward or swap contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities. However, the term security does not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, or shares of registered open-end investment companies. With the exception of Funds sub-advised by the Firm trades in which require clearance by the Compliance Officer.

II.Restrictions on Personal Investing Activities

    (A)Fraudulent or Deceptive Practices

       No Covered Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Firm's clients:

       (1)employ any device, scheme or artifice to defraud the Firm's clients;

       (2)make to the Firm any untrue statement of a material fact or omit to the Firm a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

       (3)engage in any act, practice or course of business which would operate as a fraud or deceit upon the Firm or the Firm's clients;

       (4)engage in any manipulative practice with respect to the Firm;

       (5)trade while in possession of material non-public information for personal or client investment accounts, or disclosing such information to others in or outside the Adviser who have no need for this information.

       It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells.

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    (B)Basic Restriction on Investing Activities

       If a purchase or sale order is pending or under active consideration for any client, neither the same Security nor any related Security (such as an option, warrant or convertible security) may be bought or sold for any Access Person Account.

    (C)Initial Public Offerings

       No Security or related Security may be acquired in an initial public offering for any Portfolio Manager or Associate Portfolio Manager or any Limited Partnership in which such manager is invested.

    (D)Blackout Period

       No Security or related Security may be bought or sold for the account of any Portfolio Manager or Associate Portfolio Manager during the period commencing seven (7) calendar days prior to and ending seven
       (7) calendar days after the initiation of a new (as opposed to a transaction necessitated by a client's cash flow) purchase or sale (or entry of an order for the purchase or sale) of that Security or any related Security for the account of any client with respect to which such person has been designated a Portfolio manager or Associate Portfolio Manager.

    (E)Exempt Transactions

       Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in paragraphs (A) and
       (C) above without case by case preclearance under paragraph (G) below.

    (F)Permitted Exceptions

       Purchases and sales of the following Securities are exempt from the restrictions set forth in paragraphs B and C above if such purchases and sales comply with the preclearance requirements of paragraph (G) below:

       1. Non-convertible fixed income Securities rated at least "A";

       2. Municipal Securities; and

       In addition, the exercise of rights that were received pro rata with other security holders is exempt if the pre-clearance procedures are satisfied.

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    (G)Pre-Clearance of Personal Securities Transactions

       No Security may be bought or sold for an Access Person Account unless
       (i) the Access Person obtains prior approval from the Compliance Officer or, in the absence of the Compliance Officer, from a designee of the Compliance Officer; (ii) the approved transaction is completed on the same day approval is received; and (iii) the Compliance Officer does not rescind such approval prior to execution of the transaction (See paragraph I below for details of the Pre-Clearance Process.)

    (H)Private Placements

       The Compliance Officer will not approve purchases or sale of Securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Fund) and the Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the Fund would have no foreseeable interest in investing in such Security.

    (I)Pre-Clearance Process

       1. No Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Compliance Officer. The Compliance Officer shall review, not less frequently than biweekly (once every two weeks), reports from the trading desk (or, if applicable, confirmations from brokers) to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

       2. No Securities may be purchased or sold for any Access Person Account unless the third party broker supply the Compliance Officer, on a timely basis, copies of periodic statements for all such accounts.

       3. A Trading Approval Form, attached as Exhibit B, must be completed and submitted to the Compliance Officer for approval prior to entry of an order.

       4. After reviewing the proposed trade and the level of potential investment interest on behalf of the Firm in the Security in question and the Firm's restricted list, if any, the Compliance Officer shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Compliance Officer will generally approve transactions described in paragraph (F) above unless the Security in question or a related security is on the Restricted List or the Compliance Officer believes for any other reason that the Access Person Account should not trade in such Security at such time.

       5. Once an Access Person's Trading Approval Form is approved, the execution must be on the same day. If the Access Person's trading order request is not approved, or is not executed on the same day it is approved, the clearance lapses although such trading order request may be resubmitted at a later date.

       6. In the absence of the Compliance Officer, an Access Person may submit his or her Trading Approval Form to a designee of the Compliance Officer if the Compliance

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          Officer in his sole discretion wishes to appoint one. Trading
          Approval for the Compliance Officer must be obtained from a designated supervisory person of the Compliance Officer. In no case will can a trade be executed prior to receiving a signed Trading Approval Form.

       7. The Compliance Officer shall review all Trading Approval Forms, all initial, quarterly and annual disclosure certifications and the trading activities on behalf of the Firm with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

III.Other Investment-Related Restrictions

    (A)Gifts

       No Access Person shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of any Fund.

    (B)Service As a Director

       No Portfolio Manager or Assistant Portfolio Manager shall commence service on the Board of Directors of a publicly traded company or any company in which the Firm has an interest without prior authorization from the Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the Firm.

    (C)Political Contributions

       No Access Person or the Firm shall make contributions to political campaigns affiliated with clients of the firm. Nor shall Access Persons or the Firm respond to other solicitations which are likely to influence future business of the firm.

IV.Report and Additional Compliance Procedures

    (A)Every Covered Person must submit a report (a form of which is appended as Exhibit C) containing the information set forth in paragraph
       (B) below with respect to transactions in any Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit D) in the Security; provided, however, that:

       1. a Covered Person need not make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control; and

       2. a Covered Person will be deemed to have complied with the requirements of this Article IV insofar as the Compliance Officer receives in a timely fashion duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described.

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    (B)A Covered Person must submit the report required by this Article to the
       Compliance Officer no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

       1. The date of the transaction, the title and number of shares and the principal amount of each Security involved;

       2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

       3. The price at which the transaction was effected; and

       4. The name of the broker, dealer or bank with or through whom the transaction was effected.

    (C)Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect benefit ownership in the Security to which the report relates.

    (D)Upon commencement of employment with the Firm each Access Person shall be required to disclose all current personal Securities holdings contained in any Access Person Account in which such Access Person has an interest.

    (E)Annually each Covered Person must certify on a report (the form of which is appended as Exhibit E) that he has read and understood the Code and recognizes that he is subject to such Code. In addition, annually each Covered Person must certify that he has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and that he is not subject to any regulatory disability.

    (F)At least annually (or quarterly in the case of Items 3 and 4 below), the Firm shall report to the Management Committee of the Firm:

       1. All existing procedures concerning Covered Persons' personal trading activities and reporting requirements and any procedural changes made during the past year;

       2. Any recommended changes to the Firm's Codes of Ethics or procedures;

       3. A summary of any violations of this Code which occurred during the past quarter and the nature of any remedial action taken; and

       4. Any exceptions to any provisions of this Code of Ethics as determined under Article VI below.

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    (G)The Compliance Officer shall notify each employee of any of the Firm and
       Affiliates of the Firm as to whether such person is considered to be an Access Person or Covered Person.

V. Sanctions

   Upon discovering that a Covered Person has not complied with the requirements of this Code, the Management Committee may impose whatever sanctions within its power the Committee deems appropriate, including, among other things, recommendations of disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees of Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Management Committee.

VI.Exceptions

   The Compliance Committee of the Firm reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Committee and presented to the Management Committee at its next scheduled meeting.

VII.Preservation of Documents

   This Code, a copy of each report by a Covered Person, any written report made hereunder by the Firm, Affiliates of the Firm or the Compliance Officer, and lists of all persons required to make reports, shall be preserved with the records of the Firm for a five year period in an easily accessible place.

VIII. Other Laws, Rules and Statements of Policy

   Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by Firm.

IX.Further Information

   If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, he should consult the Compliance Officer.